Exhibit 10.9


                               FIRST AMENDMENT TO

                          SECURITIES PURCHASE AGREEMENT

         This First Amendment to Securities Purchase Agreement (this "Amendment"), dated as of October 1, 2000, between CAROUSEL FINANCE LIMITED, a limited liability company organized and validly existing under the laws of the Isle of Man, with its principal executive office located at International House, Castle Hill, Victoria Road, Douglas, British Isles 1M24RB ("Buyer") and NETMAXIMIZER.COM, INC., a Florida Corporation, with its principal executive offices located at 4400 North Federal Highway, Suite 307, Boca Raton, Florida 33431 ("Issuer") amends the Securities Purchase Agreement dated as of September 13, 2000 (the "Agreement") between the Buyer and the Issuer.

                              Preliminary Statement

         The Issuer and the Buyer executed the Agreement in anticipation of the completion of the purchase of One Million shares of the Issuer's common stock to the Buyer prior to the date hereof. As the result of unanticipated circumstances, that was not accomplished. Nonetheless, the Buyer continues to wish to acquire the Units of the Issuer and the Issuer continues to wish to sell the Units to the Buyer. Accordingly, the parties wish to extend the final Closing Date. To further facilitate the transaction, the Buyer and Issuer wish to allow for the purchase and sale of factional Units.

         NOW, THEREFORE, considering the foregoing and the exchange of mutual promises as set forth in the Agreement and this Amendment, the Buyer and the Issuer agree as follows:

         1. Effect of Amendment. The parties to this Amendment hereby amend and modify the Agreement in accordance with the terms set forth in this Amendment. To the extent any inconsistencies exist between the terms and provisions of the Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall control. To the extent any provision of the Agreement is not amended or modified by this Amendment, such provision of the Agreement shall continue in full force and effect. All defined terms shall have the meanings set forth in the Agreement unless otherwise indicated herein.

         2. Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

         1.1 Sale and Purchase. Subject to the satisfaction (or waiver) of the conditions set forth in Article 5 and Article 6 below, from time to time the Issuer shall issue and sell to Buyer, and Buyer shall purchase from the Issuer, the Units (each, a "Closing"). Fractional Units may be sold and purchased, and the Purchase Price adjusted accordingly. The Units shall be delivered to the Buyer in exchange for the Purchase Price following the Closing according to the timing and manner established in the Escrow Agreement.

         3. Section 1.2 of the Agreement is hereby amended and restated in its entirety as follows:

         1.2 Closing Date. The date and time of each Closing shall be subject to
         (i) delivery of the Purchase Price into escrow pursuant to the Escrow Agreement and (ii) notification of satisfaction (or waiver) of the conditions to the Closing set forth in Article 5 and Article 6 hereof, (or such other date as is mutually agreed to by the Issuer and the Buyer), but in any event shall be prior to December 31, 2000.

         IN WITNESS WHEREOF, the Buyer and the Issuer have caused this Agreement to be duly executed and delivered as of the date first written above.

ISSUER:                                           BUYER:
-------                                           -----
NETMAXIMIZER.COM, INC.                            CAROUSEL FINANCE LIMITED

By:   /s/ David A. Saltrelli                      By: /s/ Gordon Bailey
    --------------------------                        --------------------------
      David Saltrelli                                 Gordon Bailey
      President                                       Director





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